DZSI Financial Overview March 2019 Exhibit 99.2a

Safe Harbor Statement This presentation contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” variations of such words, and similar expressions are intended to identify forward-looking statements. In addition, forward-looking statements include, among others, statements that refer to financial estimates; projections of revenue, margins, expenses or other financial items. Readers are cautioned that actual results could differ materially from those expressed in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, commercial acceptance of the Company's products; intense competition in the communications equipment market; the Company's ability to execute on its strategy and operating plans; and economic conditions specific to the communications, networking, internet and related industries. In addition, please refer to the risk factors contained in the Company's SEC filings available at www.sec.gov, including without limitation, the Company's annual report on Form 10-K and quarterly reports on Forms 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update or revise any forward-looking statements for any reason.

DZSI At A Glance © 2019 DASAN Zhone Solutions, Inc. – Proprietary and Confidential http://dasanzhone.com – http://investor-dzsi.com Annual Revenue: $210M for 2016 pro forma $247M for 2017 $282M for 2018 $350-360M for 2019E (Guidance) NASDAQ: DZSI Headquarters: Oakland, CA >900 Customers in >80 Countries supported by >800 Employees More than half are based in Asia Pacific

$210 Financial Highlights Revenue Gross Margin (%) Excludes KEYMILE ($ in Millions, except per share data) 1 Pro forma for the merger between DASAN and Zhone. Guidance reflects high-single-digit to low-double-digit organic growth for DZSI $350-360 Adj. EBITDA EPS (Attributable to DZSI) Guidance Inclusive of KEYMILE © 2019 DASAN Zhone Solutions, Inc. –Proprietary and Confidential 4 $210 $150 $247 $282 $0 $100 $200 $300 $400 2016PF 2017A 2018A 2019E 1 Financial Highlights 4 Revenue Gross Margin (%) 27% 33% 32% 0% 10% 20% 30% 40% 50% 2016A 2017A 2018A ($8) $5 $12 ($10) ($5) $0 $5 $10 $15 2016A 2017A 2018A Excludes KEYMILE ($ in Millions, except per share data) 1 Pro forma for the merger between DASAN and Zhone. Guidance reflects high - single - digit to low - double - digit organic growth for DZSI $ 350 - 360 Adj. EBITDA EPS (Attributable to DZSI) Guidance Inclusive of KEYMILE ($1.32) $0.07 $0.17 ($2) ($1) ($1) $0 $1 2016A 2017A 2018A

KEYMILE Purchase Price Allocation Analysis

($ in mm's)

Purchase Consideration	
Cash Consideration	$11.8
Cash received from Q4'18 lockbox mechanism	(2.5)
Total Purchase Consideration	**$9.3**

Allocation of Purchase Consideration	
Accounts Receivable - trade, net	$6.7
Other receivable	0.8
Inventories	9.3
PP&E and other L-T assets	1.0
Intangible assets	12.8
Accounts Payable - trade, net	(3.3)
Other S-T Liabilities	(3.8)
Pension Obligation	(12.7)
Other L-T Liabilities	(0.4)
Goodwill (bargain purchase)	(1.1)
Total Purchase Consideration	**$9.3**

© 2019 DASAN Zhone Solutions, Inc. – Proprietary and Confidential

5

DZSI 2018 Pro Forma Combined Financials 1 2018 organic revenue of $282.3M (+14.3% y/y growth) 2 Inclusive of KEYMILE: 2018 pro forma combined revenue of $332.6M 3 Inclusive of KEYMILE: 2018 pro forma gross margin of 33.2% (vs. 32.3% organic) 4 Inclusive of KEYMILE: 2018 pro forma Adj. EBITDA of $17.3M or margin of 5.2% (vs. $12.2M and 4.3% organic) 5 Inclusive of KEYMILE: 2018 pro forma net income of $4.0M or pro forma diluted EPS (attributable to DZSI) of $0.24 (vs. $2.8M and $0.17 organic1) (1) Reflects as reported financials in DZSI’s 2018 10-K filing, excluding pro forma adjustments that will not have a continuing impact on the combined entity, such as $1.4M of M&A transaction expenses.

Pro Forma Combined 2018 Results

DZS

($M's)	DZSI 2018 Pro forma			KEYMILE 2018 Pro forma					Total Combined 2018 Pro forma		
	DZSI (10-K)	Pro forma Adjustments	DZSI as Adjusted	KEYMILE IFRS	US GAAP Adjustments	KEYMILE US GAAP	Pro forma Adjustments	KEYMILE as Adjusted	DZSI as Adjusted	KEYMILE as Adjusted	Total Pro forma Combined
Revenue	**$282.3**		**$282.3**	**$50.6**		**$50.6**	$(0.3)	**$50.2**	**$282.3**	**$50.2**	**$332.6**
Gross Profit	**91.3**		**91.3**	**20.1**	(0.1)	**20.0**	(0.9)	**19.1**	**91.3**	**19.1**	**110.4**
GM %	*32.3%*		*32.3%*	*39.7%*		*39.6%*		*38.0%*	*32.3%*	*38.0%*	*33.2%*
GAAP OpEx[1]	**84.2**	(1.4)	**82.7**	**21.7**	1.0	**22.7**	(2.4)	**20.3**	**82.7**	**20.3**	**103.0**
Pre-Tax Income	**4.6**	1.4	**6.0**	**0.6**	(0.9)	**(0.3)**	1.1	**0.8**	**6.0**	**0.8**	**6.8**
Net Income[2]	**2.8**	1.1	**3.9**	**0.0**	(0.6)	**(0.6)**	0.8	**0.2**	**3.9**	**0.2**	**4.0**
EPS (Diluted)	**$0.17**		**$0.23**						**$0.23**		**$0.24**
Adj. EBITDA	**12.2**	(0.3)	**12.2**	**7.6**	(2.9)	**4.7**	0.4	**5.1**	**12.2**	**5.1**	**17.3**
Margin %	***4.3%***		***4.3%***	***14.9%***				***10.1%***	***4.3%***	***10.1%***	***5.2%***

(1) DZSI: Reflects pro forma adjustments to remove items associated with the KEYMILE transaction that will not have a continuing impact on the combined entity, such as $1.4M of M&A transaction expenses.
KEYMILE: SG&A expenses reflect removal of $645k of M&A transaction expenses (no continuing impact on the combined entity), reversal of $537k from discontinued operations net against reversal of $372k in D&A expenses related to legacy purchase price allocation from the sale of the MCS business to ABB.
KEYMILE: R&D expenses reflect reversal of $1.6M in D&A expenses related to legacy purchase price allocation from the sale of the MCS business to ABB.

(2) Reflects net income attributable to DZSI (less minority interest).

© 2019 DASAN Zhone Solutions, Inc. – Proprietary and Confidential

7

DZSI Q1’19 and 2019 Outlook 1 Q1’19 organic revenue growth of c. 6-11% y/y; 2019 organic revenue growth of c. 8-10% y/y 2 Inclusive of KEYMILE: Q1’19 revenue of $70-74M (c. 18-24% y/y); 2019 revenue of $350-360M (c. 24-28% y/y) 3 Inclusive of KEYMILE: 2019 gross margin between 32.5% and 34% 4 Inclusive of KEYMILE: 2019 Adjusted EBITDA of between $17-$20M, or margin of between 5% and 6%

DZSI Q1'19 and 2019 Outlook (continued)

	2018 Actual (10-K)	Q1'19 Guidance			2019 Guidance		
($M's)	DZSI	DZSI	Keymile	Total	DZSI	Keymile	Total
Revenue	$282	$63 - $66	$7 - $8	$70 - $74	$304 - $310	$46 - $50	$350 - $360
y/y	*14%*	*6% - 11%*	*Flat*	*18% - 24%* (1)	*8% - 10%*	*Flat*	*24% - 28%* (1)
GM %	32%			31%- 33%			32.5%- 34%
Adj. Opex (excl. SBC, D&A)	$79			$25.5 - $27.0			$97 - $102
Adj. EBITDA	$12			($3.8) - ($2.6)			$17 - $20
Adj. EBITDA Margin %	4%						5%- 6%

(1) Reflects Q1'18- Q1'19 and FY2018-FY2019 actual revenue growth

© 2019 DASAN Zhone Solutions, Inc. – Proprietary and Confidential
9

Thank you!